Exhibit 99.2
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FISCAL 2002 SECOND QUARTER CONFERENCE CALL
JAN. 29, 2002 -- 10 a.m. Central (11 a.m. Eastern)



DIRCK STEIMEL:
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Good morning. I'm Dirck Steimel, assistant manager of investor communications for Meredith Corporation. With me are Bill Kerr, chairman and chief executive officer; Steve Lacy, president of our Publishing Group, Suku Radia, our chief financial officer; and Tom Ferree, our corporate controller.

This morning we will discuss our fiscal 2002 second-quarter results, and then we'll respond to your questions. Before we begin, let me remind you that we'll be discussing forward-looking information that is subject to certain risks and uncertainties based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated. Factors which could adversely affect future results include, but are not limited to, changes in advertising and consumer demand; paper prices, postal rates and other adverse economic conditions nationally; and political events that could interrupt broadcast television, regionally or in specific local markets. A complete description can be found on page 22 of our fiscal 2001 annual report.

Also, we want to let you know that our formal remarks today are being Webcast live. Our remarks will be posted on our Web site -- Meredith.com -- shortly after the call's conclusion, and the Webcast will remain on our Web site through February 5, 2002.

At this time, I'll turn the program over to Bill.

BILL KERR
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Thanks Dirck, and welcome to everyone listening.  I'll start this morning with a few highlights from our earnings release and an update on how our businesses performed during the second quarter. I'll also outline our strong market and financial position, which we believe is very important in these difficult economic times, and discuss the outlook for the third fiscal quarter. Then we'll take your questions.

Let me start with a brief look at the current economic environment for our industry. During the quarter, we continued to work through the deep advertising recession that we've been experiencing. In addition, the media industry, like most segments of the economy, continues to feel the effects of the September 11 tragedies.

Our second quarter earnings were $8.7 million, or 17 cents per share, including a nonrecurring gain of 2 cents per share from the demutualization of an insurance company, with which we hold policies. Revenues for the quarter were $229.8 million.

Our earnings were above the First Call consensus number and within the range we outlined in our first-quarter earnings release and at subsequent investor conferences. On a comparable basis, it was a particularly difficult quarter because of the lack of political television advertising this year.

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To deal with the difficult advertising climate, we are continuing our cost-reduction effort. The results of that effort were once again evident during our second quarter. Company-wide costs for the quarter were down 2 percent when compared to the prior-year period. This is the sixth quarter of our disciplined cost reduction effort and I'll remind you that we are now cycling against reduced-cost quarters in fiscal 2001.

Payroll costs, excluding benefits, were down 3 percent for the quarter. At the end of calendar year 2001, our employment level was approximately 7 percent lower than a year ago.

Publishing Group costs were down 4 percent from the prior-year quarter. Broadcasting Group costs were slightly higher, primarily because of higher film amortization expense.

As we reduce costs, we continue to make targeted investments to position Meredith for the economic recovery. Those investments include magazine rate base and frequency increases and new magazine development activities. Additionally, we've implemented sales, news and programming improvements on the broadcast side.

We are focused on building our already-strong position in the home and family market. We believe that Meredith's position as the leader in this important market segment provides a clear advantage in these unsettled times.

That advantage is evident in both our publishing and broadcasting operations, as we continue to build share despite the advertising recession. In calendar 2001 our PIB advertising pages were down just 3 percent, according to the PIB Group Publishers report. That compares favorably with the 12 percent decline by the top 50 PIB measured publishers, and a decline of 17 percent for all PIB measured publishers. Of the top 10 publishing companies, only one outperformed us on pages during the year, according to the PIB report.

In broadcasting, for the fourth calendar quarter of 2001, the TvB report shows our group gross spot revenues were down 13.8 percent, while the average of approximately 500 stations reporting to TvB was down 15.7 percent.

Obviously, we aren't content with these kinds of declines in advertising. But our performance shows that our aggressive marketing strategies in publishing, as well as our local marketing efforts in broadcasting, are having a positive impact, helping us build market share in a tough economy.

PUBLISHING
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Now some specifics on the quarter by segment, beginning with publishing.

Publishing revenues for the second quarter were $160.8 million versus $182.3 million for the same period last fiscal year. When adjusted for discontinued titles, fiscal 2001 comparable publishing revenues were $174.2 million. Second quarter publishing operating profit was $13.8 million, compared to $29.7 million in the prior-year quarter. The reduction in operating profit reflects weaker demand for advertising and increased direct mail costs in our magazine operations, along with slower book shipments, and reduced quantities in our custom publishing business.



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As we indicated in earlier conference calls, our circulation mailings during the first half of fiscal 2002 were expected to be higher than the same period of fiscal 2001. This impacted second quarter publishing operating profit by $6.2 million.

Now, let's take a look at our various publishing operations beginning with our magazines.

-- Better Homes and Gardens and Ladies' Home Journal increased their commanding share of women's service advertising revenues. For the 12-month period ending with the December 2001 issues, they delivered a combined share of over 39 percent, up a point over the same period a year ago. They remain two of the most valuable brands in the media marketplace today.

-- Our Country Home and Traditional Home franchises continue to perform well, and each increased its market share during the 12-month period ended with the December 2001 issues.

-- Even in this difficult market, our larger magazines posted revenue gains in several key advertising categories during the quarter, including food and beverages, direct response and apparel. Other categories, such as home and building, and pharmaceuticals, were weaker during the quarter.

-- MORE magazine continued its growth trend during the second quarter with strong gains in revenues. As we have stated earlier, we have increased the frequency of MORE to 10 times a year, and will raise its rate base to 700,000 in February.

-- Our Special Interest Publications and the Better Homes and Gardens Creative Collection also reported strong gains in revenue and operating profit during the quarter.

-- We continue our development and testing work on Living Room, a lifestyle magazine for women in their late 20s and 30s. During the quarter we completed focus group testing on the Living Room concept and plan to conduct a subscription test later in calendar 2002.

-- In circulation, our direct mail efforts continue to meet our expectations. Additionally, we've seen very strong results from recent test offers for Better Homes and Gardens, Ladies' Home Journal and Midwest Living.

-- Turning to newsstand sales, we continue to expand our newsstand revenues at a significantly greater rate than the industry. Our newsstand revenues were up nearly 12 percent for the first 11 months of calendar 2001, as compared to the same period a year earlier. In contrast, the industry's revenues were up about 4 percent, according to the International Periodical Distributors Association. Similarly, our newsstand unit sales increased 5 percent during the first 11 months of 2001, while the industry was down 2 percent. Our newsstand sales are supported by our strong stable of magazines and our special interest publications, along with more than 600,000 check-out pockets at retail.

-- A major part of our continued success at newsstand is our strong Special Interest Publication franchise, which we continually expand and refresh with new and innovative titles. One new product, 100 Decorating Ideas Under $100, went on sale late last summer and sold very well through the fall. It had a


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cover price of nearly $6 and a high sell-through at retail.  In calendar 2002 we are creating 10 new titles under the "100 Ideas" banner.

-- Meredith Corporate Solutions, the organization we formed to provide clients with comprehensive marketing programs, continues to effectively sell advertising across all of our magazines and to develop multi-platform programs that marketers are seeking today.

-- Meredith Corporate Solutions was selected to develop and implement a comprehensive multi-media marketing campaign for Clarinex, an allergy medication developed by Schering-Plough. The program features branded inserts that will run in four Meredith magazines, a 1.5 million-piece direct mail campaign, a major interactive component, and advertising on Meredith television stations. The content, all centering around the theme, "Seasons of Fun," will focus on helping allergy sufferers enjoy spring and summer outdoor activities.

-- Corporate Solutions is also generating business for other areas of our company, including integrated marketing, interactive media and books. A good example is our new program with Procter and Gamble, which is offering a version of our new Making a Home book as a reward to consumers who purchase certain products.

With that look at our magazines, let's move to our book operations.

-- Our new crafts and sewing technique book created for Jo-Ann Stores is selling well at retail. We believe this book could be the starting point for a series of sewing and craft books, much like our Home Depot 1-2-3 series in the do-it-yourself category. In addition, this book is helping broaden our distribution channels.

-- We've also increased our emphasis on annual books. Consumers subscribe to these programs and receive a new book in the series each year. We now produce nine annual book programs and have plans to produce three new ones during the next year.

Now, let's take a look at our integrated marketing operations. We recently signed an agreement with Qwest Communications International to produce a newsletter that will be distributed to the company's key customers. Qwest is our first integrated marketing client in the telecommunications industry and part of our initiative to broaden our client base into new market categories.

Our Internet sites continue to generate strong traffic, led by our flagship site, bhg.com. Page views and unique visitors nearly doubled during the first half of fiscal 2002. We are more carefully integrating our Web sites and magazines to drive traffic and improve service to our consumers. Better Homes and Gardens and Ladies' Home Journal are increasing the use of references in various articles directing readers to our Web sites to obtain more information and ideas.

This strong traffic is an important driver of our efforts to acquire magazine subscriptions over the Internet. We are on track to meet our goal of 500,000 online subscriptions in fiscal 2002. You'll recall we obtained 290,000 online subscriptions in fiscal 2001, and our overall goal is to acquire a total of 1.5 million online subscriptions by the end of fiscal 2003. We've made a priority of obtaining magazine subscriptions over the Internet because of the potential for significant savings in the cost of obtaining subscriptions.

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We laid the groundwork for online advertising sales growth by assembling an in-house sales team and developing a suite of niche offerings that have caught hold in the marketplace. Despite the collapse of the dot.coms, the downturn in the economy and the failure of two rep firms, we have grown our online advertising revenues from $1 million in 1999 to $3.1 million in calendar 2000 and $3.4 million in calendar 2001.

Finally, in publishing we are investigating ways to expand our brand licensing activities. Better Homes and Gardens already has a significant garden and outdoor living brand licensing relationship with Wal-Mart. Additionally, we are working to establish new licensing arrangements in our other areas of expertise, including decorating, seasonal products, and building and remodeling.

BROADCASTING
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Now, we'll move to broadcasting.  The industry continues to face one of the most difficult economic periods in its history, and our results reflect that. Overall results were affected by a sharp reduction in the demand for national advertising. Once again, the industry is facing difficult comparisons because of the lack of political advertising.

Our broadcasting revenues were $69.0 million, down 12 percent from the prior-year period. Excluding political advertising, which accounted for $10.8 million of net revenues in the prior year second quarter, revenues were up nearly 2 percent.

Broadcasting operating profit was $10.4 million, compared to $21.5 million in the prior-year quarter.

We are particularly pleased with our local advertising performance in the quarter. Excluding political, our local advertising was up 8 percent compared to the prior-year quarter. That compares to an average decline of 9 percent at stations reporting to TvB. When political advertising is included, our local advertising held flat, while TvB stations reported an average decline of 10 percent.

With Kevin O' Brien now on board, we have one of the best executives in broadcasting running our business. He came to us with a great reputation and has a history of building strong teams that produce results.

Kevin has begun to make changes to improve our station group and is in the process of recruiting new leadership at our stations in Phoenix and Las Vegas.

Along with management issues, Kevin is concentrating his efforts on improving news and sales, especially local sales. As part of these efforts, we continue to expand the local advertising bases of our stations by attracting clients that are new to television, or even new to advertising.

We are also working to instill a strong sales culture at our stations. Every employee is charged with generating revenues or supporting our sales function. That means everyone from news anchors to general managers will make sales calls to help generate revenues.

To improve news operations and news ratings across our station group, we have hired two of the most respected research and consulting firms in the industry -

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Magid and Smith Geiger.  In each of our markets, one of these organizations will help integrate research and market data to establish tactics and strategies to move our newscasts forward. With this research we will gain a greater understanding of what viewers want, and we will deliver it to them.

Our efforts to improve newscasts are especially vital in Atlanta and Phoenix. These are our two largest markets and offer tremendous opportunity for news ratings improvement. Between 30 to 40 percent of a station's revenues typically are generated from news, so raising our news ratings in these markets should translate into improved revenues.

Finally, we continue to benefit from the gains by our primary network partners, CBS and FOX. During the critical November sweeps period, CBS and FOX both earned significant ratings gains in the adults 25-54 category. Once again, we have five CBS affiliates, six FOX affiliates and one NBC affiliate.

FINANCIAL
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Before I address our outlook for the third quarter, let me outline our strong financial position.

We continue to be a strong generator of cash, allowing us to make investments in our business, reduce our debt level and repurchase shares. Our debt outstanding at the end of the second fiscal quarter was down $30 million versus the prior quarter and currently stands at $425 million. We have continued to maintain a low debt-to-EBITDA ratio.

We remain committed to our share repurchase program. During the first six months of fiscal 2002 we repurchased approximately 600,000 shares, approximately in line with the same period a year ago. We have nearly two million shares remaining in our current share repurchase authorization.

In the first half of fiscal 2002 our capital investments were approximately $11 million. During the fiscal year we expect to invest a total of $30 to $35 million, including $11 to $15 million on digital television. We expect capital spending to decline to the $20 to $25 million range next year.

OUTLOOK
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With that overview of our business, let's take a look at the third quarter.

Publishing advertising pages are down in the high-single digits and advertising revenues are down in the mid-single digits. Broadcast pacings are running down in the low-single digits. Remember, broadcast pacings are a snapshot in time and change frequently.

While the advertising recession continues, it appears to be less severe than in our second fiscal quarter.

The continuing uncertainty and volatility of the economic climate make precise guidance difficult. The one area of our business where we have reasonably good visibility for the third quarter is magazine advertising. The outlook for the remainder of our businesses is less clear. However, based on what we know at this time, we believe the First Call consensus estimate of 28 cents per share for our third fiscal quarter is achievable. This estimate excludes any impact


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due to the adoption of FASB 142, which we will do in our fiscal year ending
June 2003.

Before we take your questions, I'll reiterate that we are positioning ourselves for the eventual economic recovery. We are reducing costs, while at the same time making strategic investments to strengthen our market position. We are leveraging our leading media brands, our resources and our reputation in the home and family market to expand our revenue streams. In addition, we are transforming our broadcasting business with Kevin O' Brien at the helm.

We are committed to maintaining a strong financial position and to providing value for our shareholders.

With that, we'll take your questions.











































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